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                                                                   Exhibit 23.2

                              CONSENT OF KPMG LLP

The Board of Directors
Applied Imaging Corporation:

   We consent to incorporation by reference in the registration statements No. 333-54336 on Form S-3 and No. 333-49142 on Form S-8 of Applied Imaging Corporation of our report dated February 5, 1999, relating to the consolidated statements of operations, stockholders' equity, and cash flows, and the consolidated financial statement schedule of valuation and qualifying accounts of Applied Imaging Corporation and subsidiaries for the year ended December 31, 1998, which report appears in the December 31, 2000, annual report on Form 10-K of Applied Imaging Corporation.

KPMG LLP

Mountain View, California
March 26, 2001